Exhibit 99.1

September 20, 2018

OncoMed Provides Update on Navicixizumab Partnership

REDWOOD CITY, CA – September 20, 2018 – OncoMed Pharmaceuticals Inc. (NASDAQ: OMED), a clinical-stage biopharmaceutical company focused on discovering and developing novel anti-cancer therapeutics, today announced that Celgene has notified OncoMed that due to strategic product portfolio considerations Celgene has decided not to exercise its option to license OncoMed’s bispecific antibody navicixizumab (anti-DLL4/VEGF bispecific, OMP-305B83). Celgene continues to retain its options to license OncoMed’s etigilimab (anti-TIGIT monoclonal antibody, OMP-313M32) and rosmantuzumab (anti-RSPO3, OMP-131R10) under the collaboration. OncoMed and Celgene are working to formalize the termination of the collaboration agreement with respect to navicixizumab, and OncoMed expects to retain worldwide rights to navicixizumab.

“While we are disappointed in Celgene’s decision, we thank them for the productive interactions in evaluating navicixizumab, and we respect their decision given their pipeline prioritization and focus,” said John Lewicki, Ph.D., President and Chief Executive Officer of OncoMed. “With the global development and commercialization of navicixizumab remaining under our control, we are evaluating potential opportunities for the program and will continue to assess the data as it evolves for navicixizumab in combination with paclitaxel in heavily pretreated platinum-resistant ovarian cancer patients.”

OncoMed is currently conducting a Phase 1b clinical trial of navicixizumab in combination with paclitaxel in patients with platinum-resistant late-stage ovarian cancer. Interim Phase 1b data will be presented in a poster presentation on October 20, 2018 at the European Society of Medical Oncology meeting to be held in Munich.

About Navicixizumab
OncoMed's anti-DLL4/VEGF bispecific antibody, navicixizumab, is designed to inhibit the function of both DLL4 and VEGF and thereby induce potent anti-tumor responses while mitigating certain angiogenic-related toxicities. Navicixizumab was developed utilizing OncoMed's BiMAb™ bispecific platform technology, which enables the design of bispecific antibodies comparable to traditional monoclonal antibodies but possessing dual target-binding specificity. In preclinical studies, navicixizumab demonstrated robust in vivo anti-tumor efficacy across a range of solid tumor xenografts, including colon, ovarian, lung and pancreatic cancers, among others. Further, in preclinical studies dual inhibition of DLL4 and VEGF appeared to exhibit synergistic anti-tumor activity at doses where blockade of either target alone elicited sub-optimal activity.

About OncoMed Pharmaceuticals
OncoMed Pharmaceuticals is a clinical-stage biopharmaceutical company focused on discovering and developing novel anti-cancer therapeutics. OncoMed has internally discovered a broad pipeline of investigational drugs intended to address the fundamental biology driving cancer's growth, resistance, recurrence and metastasis. Product candidates in OncoMed’s portfolio include navicixizumab (anti-DLL4/VEGF bispecific, OMP-305B83), etigilimab (anti-TIGIT, OMP-313M32), GITRL-Fc (OMP-336B11) and rosmantuzumab (anti-RSPO3, OMP-131R10). OncoMed also continues to pursue new drug discovery research. For further information about OncoMed Pharmaceuticals, please see www.oncomed.com.

Forward Looking Statements
To the extent that statements contained in this press release are not descriptions of historical facts regarding OncoMed Pharmaceuticals, they are forward-looking statements reflecting the current beliefs and expectations of management made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, including, without limitation, OncoMed’s intentions and expectations regarding potential opportunities for the navicixizumab program; the formal termination of the collaboration agreement with respect to navicixizumab; OncoMed’s ability to retain worldwide rights to navicixizumab, including control of global development and commercialization; and the ability of navicixizumab to induce potent anti-tumor responses while mitigating certain toxicities. Such forward-looking statements involve substantial risks and uncertainties that could cause OncoMed's clinical development programs, future results, performance or achievements to differ significantly from those expressed or implied by the forward-looking statements. Such risks and uncertainties include, among others, the uncertainties inherent in the preclinical and clinical development process; OncoMed's ability to raise additional capital to support the development of its unpartnered programs; and OncoMed's dependence on its key executives. OncoMed undertakes no obligation to update or revise any forward-looking statements. For a further description of the risks and uncertainties that could cause actual results to differ from those expressed in these forward-looking statements, as well as risks relating to OncoMed's business in general, see OncoMed's Annual Report on Form 10-K filed with the U.S. Securities and Exchange Commission (SEC) on March 9, 2018, OncoMed’s Quarterly Report on Form 10-Q filed with the SEC on August 2, 2018, and OncoMed's other current and periodic reports filed with the SEC.

Contacts:

Sylvia Wheeler
Sylvia.wheeler@oncomed.com

Alexandra Santos
asantos@wheelhouselsa.com